EXHIBIT 23.1

            Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Elecsys Corporation and Subsidiaries
Olathe, Kansas

We have audited the accompanying consolidated balance sheets of Elecsys
Corporation and Subsidiaries (the Company) as of April 30, 2007 and 2006, and
the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company
Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Elecsys
Corporation and Subsidiaries as of April 30, 2007 and 2006, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles. As discussed in Note 8 to the financial statements, the Company adopted Statements of Financial Accounting
Standards No. 123(R), "Share-Based Payments" on May 1, 2006.

/s/ McGladrey & Pullen, LLP
Kansas City, Missouri
July 13, 2007